Exhibit 99.1

Exhibit 99.1

FOR IMMEDIATE RELEASE

ESS Announces $31M Insider-Led Funding Package to Continue Execution of Strategic Shift and Secures First Energy Base Order

Wilsonville, Ore.– July 11, 2025 - ESS Tech, Inc. (“ESS” or the “Company”) (NYSE:GWH), a leading manufacturer of iron flow long-duration energy storage (LDES) systems for commercial- and utility-scale applications, today announced $31 million in insider-led funding measures. The package includes approximately $0.9 million in short-term loans from and warrants issued to a syndicated group led by members of ESS’ board of directors and the management team alongside participation from an investment fund managed by Yorkville Advisors Global, L.P. (“Yorkville”), a production tax credit transaction with an affiliate of SB Energy for approximately $0.8 million, an equipment sale lease back transaction with a U.S. strategic partner for $4.0 million cash with certain closing conditions, and execution of a Standby Equity Purchase Agreement with YA II PN, LTD (the “Investor”), an investment fund managed by Yorkville, giving ESS the right, but not the obligation, to sell up to $25 million of common equity to the Investor at the time of ESS’ choosing over a 3-year term, subject to certain customary limitations including shareholder approval for aggregate issuances in excess of 19.99% of the Company’s outstanding shares.
ESS additionally secured its first Energy Base order for an 8 MWh project consistent with the strategic shift to the 10+ hour product announced in February. ESS recently completed measures to implement streamlined operations and reduced cash requirements, achieving a reduction of approximately 80% in monthly cash burn in June compared to the monthly average for the first 5 months of 2025. Preliminary unaudited financial results for the second quarter of 2025 compared to the first quarter demonstrate nearly 300% increase in revenue, combined with a 22% decrease in the cost of revenue, a 37% decrease in operating expenses, a 43% improvement in net loss, and a 49% improvement in adjusted EBITDA. The funding measures complement these efforts and bolster the Company’s cash position moving forward. In addition, ESS’s directors will forego payment of cash compensation for 2025 under the Company’s outside director compensation policy.
“I am pleased to announce these transactions with our key partners coupled with a broader capital markets transaction that supports ongoing execution of our strategic pivot. This funding helps to strengthen our cash position to allow us to focus on the completion of key Energy Base contracting opportunities and to secure our broader capital raise,” said Kelly Goodman, Interim Chief Executive Officer. This funding announcement builds on significant technical momentum for ESS’ proprietary battery technology, including demonstration of extended duration of 12.2 hours at rated power and 17.8 hours at reduced power. The focused Energy Base product offering is manufactured entirely in the United States.
About ESS Tech, Inc.
At ESS (NYSE: GWH), we deliver safe, sustainable, long-duration energy storage to ensure energy abundance and security. As energy demand continues to grow, our solutions provide essential reliability and resilience to people, communities, and businesses in the United States and throughout the world. Our technology uses earth-abundant iron, salt and water to deliver environmentally safe solutions capable of providing 10+ hours of flexible energy capacity for commercial and utility-scale energy storage applications. Established in 2011, ESS enables project developers, independent power producers, utilities and other large energy users to deploy reliable, sustainable long-duration energy storage solutions. For more information visit www.essinc.com.
This release contains certain forward-looking statements, including statements regarding the Company and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “will” and “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements include, among others, statements regarding the closing of the sale of the production tax credits and the sale and leaseback transaction, the utilization of the standby equity purchase agreement, contracts and relationships with third parties, and potential capital raising measures. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company and involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, which include, but are not limited to, technical advancements, partnerships and customer relationships not resulting in expectant benefits, and the Company’s inability to close on the sale of the production tax credits and the sale and leaseback transaction, to raise additional capital, including from the standby equity purchase agreement, to remain listed on the New York Stock Exchange and/or to obtain shareholder approval, and other risks and uncertainties described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed on May 15, 2025, and the Company’s other filings with the U.S. Securities and Exchange Commission. Except as required by law, the Company is not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Contacts
Investors:
investors@essinc.com
Media:
(855) 423-9920